EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Theresa M. Wasko, Treasurer and Chief Financial Officer
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION
REPORTS A 3.1% INCREASE IN 2006 YEAR END EARNINGS

(January 24, 2007) - EMMAUS, PA - East Penn Financial Corporation (NASDAQ Capital Market: EPEN) reported $3,611,000 in annual net income, or $0.57 per diluted share, for 2006, an increase of 3.1% over $3,503,000 in net income, or $0.55 per diluted share, for 2005. For the fourth quarter of 2006, the Company reported earnings of $1,032,000, or $0.16 per diluted share, an increase of 26.2% as compared with $818,000, or $0.13 per diluted share, for the fourth quarter of 2005.

Fourth quarter financial highlights include:

▪
Net interest income of $3,295,000 for the fourth quarter of 2006 remained relatively stable in comparison with net interest income of $3,279,000 for the fourth quarter of 2005 reflecting the flatness of the yield curve. While the Bank experienced compression in its net interest margin, it was able to manage further deterioration through the 10.0% growth of its loans, which are its highest yielding assets, and proactively managing its cost of funds associated with deposits and other interest bearing liabilities.

▪
The provision made to the allowance for loan losses in the fourth quarter of 2006 was $90,000 as compared with $84,000 for 2005. Although the provision increased, it was incrementally less than the growth in loans because of the continued high credit quality of the portfolio.

▪
Non interest income increased to $923,000 in the fourth quarter of 2006 as compared with $731,000 for the same period in 2005. This increase was primarily attributable to a one-time net gain of $302,000 from the sale of the Bank’s credit card portfolio recorded during the quarter.

▪
Non interest expenses decreased $83,000, or 2.9%, to $2,814,000 at the end of the fourth quarter of 2006 from $2,897,000 in 2005 in spite of the additional expenses incurred from the opening of a new branch location during 2006. The decrease is attributable to management’s ongoing efforts to improve the Bank’s efficiency.

Brent L. Peters, Chairman of the Board, President and Chief Executive Officer, commented, “We are very pleased with our performance despite the persistence of the prolonged flat or inverted yield curve. East Penn Financial Corporation once again recorded strong shareholder value with an annual return on average shareholders’ equity of 15.64%. We believe our financial results for the year demonstrated our resolve to stay focused on our core banking business and key strategies, and to improve our efficiency. We were able to achieve strong asset growth and increase earnings year over year despite challenging economic conditions. The Bank continued to experience excellent loan and deposit growth, which respectively increased 10.0% and 14.9% in 2006. Additionally, the quality of our assets remains strong.

We will continue to diligently control our operating expenses to further enhance our efficiency and manage our balance sheet to optimize long-term returns to our shareholders.”

Balance sheet growth continued to be strong with assets increasing 8.71% to $439.5 million as of December 31, 2006 from $404.2 million as of December 31, 2005. This growth was achieved even with the Bank’s pay-off of $16 million in other borrowings that matured during 2006. Despite competitive pressures, asset growth was primarily attributable to an increase in loan balances, which in turn were funded from core deposit growth. The Bank did not compromise its credit standards for volume, and remains steadfast to maintaining high asset quality. The strength of the loan portfolio for the fourth quarter of 2006 is supported by the fact that the percentage of non-performing assets to total assets was 0.10% as compared with 0.16% for the fourth quarter of 2005. Net charge-offs as a percentage of average loans remained at 0.07% for the fourth quarters of 2006 and 2005.

East Penn Financial Corporation is a locally owned and managed bank holding company headquartered in Emmaus, Pennsylvania. Its principal banking subsidiary is East Penn Bank, a community bank that has been serving the Lehigh Valley for 15 years through its nine branch locations. The Company recently announced the payment of the first of two dividend payments scheduled for 2007, which will be $0.12 per share on common stock, payable February 28, 2007 to all shareholders of record as of February 2, 2007.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information
	December 31,
(in thousands, except share data)	2006	2005
	(Unaudited)
Balance Sheet Data:

Total assets	$439,452	$404,229
Securities available for sale	70,392	74,175
Securities held to maturity, at cost	-	1,038
Mortgages held for sale	373	1,077
Total loans (net of unearned discount)	322,800	293,387
Allowance for loan losses	(3,258)	(3,072)
Premises and equipment, net	9,820	9,320

Non-interest bearing deposits	46,110	44,257
Interest bearing deposits	326,521	280,049
Total deposits	372,631	324,306
Federal funds purchased and securities
sold under agreements to repurchase	6,749	7,573
Other borrowings	24,000	40,000
Junior subordinated debentures	8,248	8,248

Stockholders' equity	25,161	22,841

Common shares outstanding	6,305,262	6,304,262
Book value per share	$3.99	$3.62

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(in thousands, except share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Statement of Income Data:

Total interest income	$6,334	$5,421	$23,783	$20,026
Total interest expense	3,039	2,142	10,475	7,255
Net interest income	3,295	3,279	13,308	12,771

Provision for loan losses	90	84	389	420
Net interest income after provision	3,205	3,195	12,919	12,351
Other income	923	731	2,732	2,511
Other expenses	2,814	2,897	11,107	10,345

Net income before taxes	1,314	1,029	4,544	4,517
Income tax expense	282	211	933	1,014

Net income	$1,032	$818	$3,611	$3,503

Basic earnings per share (1)	$0.16	$0.13	$0.57	$0.56
Diluted earnings per share (2)	$0.16	$0.13	$0.57	$0.55
Cash dividends per common share	$0.00	$0.00	$0.22	$0.19

	Twelve Months
	Ended December 31,
	2006	2005
	(Unaudited)	(Unaudited)
Selected Financial Ratios:

Annualized return on average equity	15.64%	15.86%
Annualized return on average assets	0.87%	0.92%
Net interest margin (3)	3.63%	3.80%
Efficiency ratios:
Operating expenses as a percentage of revenues (3)	64.60%	63.13%
Operating expenses as a percentage of average assets	2.67%	2.71%
Tier 1 leverage capital	7.79%	7.97%
Net loans (4) as a percent of deposits	86.63%	90.47%
Average equity to average assets	5.54%	5.79%

Selected Asset Quality Ratios:

Allowance for loan losses / Total loans (4)	1.01%	1.05%
Allowance for loan losses /
Non-performing assets (5)	752.42%	468.29%
Non-accrual loans / Total loans (4)	0.13%	0.21%
Non-performing assets (5) / Total assets	0.10%	0.16%
Net charge-offs / Average loans (4)	0.07%	0.07%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax-equivalent basis.
(4) The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.